Exhibit 99

News Release
Ecolab Inc.
370 North Wabasha Street North
St. Paul, Minnesota 55102

Release Date:	FOR IMMEDIATE RELEASE

Contact:	Michael J. Monahan	(651) 293-2809 (Tel)
(651) 225-3123 (Fax)

ECOLAB REPORTS DOUBLE-DIGIT FIRST QUARTER 2003 EPS GAIN

Continues to expect full year 2003 EPS to increase double-digits

2003 FIRST QUARTER HIGHLIGHTS:

•                                          Record sales +11% to $876 million

•                                          Record diluted net income per share $0.42, +56%

•                                          Diluted EPS +14% when compared to 2002 pro forma EPS from ongoing operations

•                                          Growth from foodservice markets leads global growth

	First Quarter Ended March 31

(Millions, except per share)	2003	2002	% Increase
Net Sales	$875.9	$786.1	11%

Operating Income	$101.5	$72.9	39%

Pretax Income	$90.8	$62.4	46%

Taxes	35.5	25.4	40
Income from Continuing Operations before Change in Accounting for Goodwill	$55.3	$37.0	49%
Change in Accounting for Goodwill		(4.0)
Gain from Discontinued Operations		1.9
Net Income	$55.3	$34.9	58%

Diluted Income Per Common Share
Income from Continuing Operations before Change In Accounting for Goodwill	$0.42	$0.28	50%

Change in Accounting for Goodwill	—	(0.03)	—
Gain from Discontinued Operations	—	0.01	—
Net Income	$0.42	$0.27	56%
Diluted Average Shares Outstanding	131.8	130.2	1%

Per share amounts do not necessarily sum due to rounding.

Income for the first quarter of last year was reduced by several unusual items.  See the schedule of  “Supplemental 2002 Diluted Earnings Per Share Information.”

-more-

ST. PAUL, Minn., April 22, 2003:  Leveraging the continuing growth trends of global foodservice customers, Ecolab’s first quarter more than offset slowing economic activity as diluted net income per share increased 56% to $0.42 for the quarter ended March 31, 2003.

Ecolab’s consolidated sales increased 11% to a record $876 million in 2003’s first quarter.  Net income rose 58% to a record $55 million.  Diluted net income per share of $0.42 for the first quarter of 2003 increased 14 percent over last year’s $0.37 pro forma earnings per share from ongoing operations. (Details are in the schedule “Supplemental 2002 Diluted Earnings Per Share Information” located at the end of this news release.)  The increase in net income reflected higher sales volume and good cost containment.  Currency translation had a favorable impact on net income of approximately $2 million.

Commenting on the quarter, Allan L. Schuman, Ecolab’s Chairman and Chief Executive Officer said, “We are very pleased with the first quarter’s results.  We posted good growth in our core businesses, offsetting the effects of the soft global economies.  This was accomplished through the very committed and aggressive efforts of our associates, who relentlessly pursued new accounts, utilizing an array of new products and services, focusing on new solutions for customer problems, and leveraging the diversity of our customer base to outperform economic uncertainty to achieve their targeted results.

“While 2003 may hold economic challenges, we are committed to achieving our goals and continuing our history of outperformance.  We have substantial opportunities to grow share in our core operations, we have introduced a series of new businesses which we are developing and have solid growth prospects, and we are actively pursuing new opportunities to add to our portfolio.  Further, we are continuing to aggressively seek out new accounts in all of our areas, and develop new products and services to meet our existing customer needs.  We continue to develop and expand Ecolab’s range of premium service solutions, as well as enhance our growth prospects for 2003 and the future.  We are a company that is clearly focused on superior performance, both for our customers and our shareholders, and are working very aggressively to deliver the results.”

First quarter sales for Ecolab’s United States Cleaning & Sanitizing operations rose 6% over the first quarter of 2002 to $417 million, led by solid gains in Institutional, Kay and Professional Products operations.  Ecolab’s United States Cleaning & Sanitizing operating income rose 8% to $70 million, reflecting the higher sales, new products, aggressive sales efforts and close attention to costs.

United States Other Services sales increased 4% to $73 million in the first quarter.  Operating income in the first quarter of 2003 declined 31% to $4 million. An improved performance by Pest Elimination was offset by GCS, where soft sales and the focus on infrastructure development for future growth impacted results.

Sales of Ecolab’s International Cleaning & Sanitizing operations rose 6% in the first quarter when measured at fixed currency rates. Excluding acquisitions and divestitures, sales rose 3%.  Latin America sales showed strong growth, though much was offset by the impact of turmoil in Venezuela.  Fixed currency operating income rose a strong 20% to $26 million.  The income improvement was due to cost controls and the higher sales volumes. Excluding acquisitions and divestitures, fixed currency International operating income increased 33%.

Ecolab reacquired 180,000 shares of its common stock during the first quarter.

Business Outlook

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential impact of business acquisitions or other material corporate transactions, which may be completed after the date of this release.  This Business Outlook section should be read in conjunction with the information on “Forward-Looking Statements” at the end of this release.

Ecolab expects sales for both domestic and international operations (in fixed currencies) to increase in the second quarter 2003 over the second quarter 2002. Gross margins are expected to remain steady when compared with last year’s second quarter in the 51% range, and selling, general and administrative expenses are expected to be similar to last year’s 38% of sales.  Interest expense is likely to be in the $11-$12 million area.  The effective tax rate should be around 39%.  Overall, currency translation is expected to contribute to second quarter earnings.  Earnings per share are expected to be in the $0.48-$0.52 range in the second quarter.  Full year earnings per share continue to be expected to rise 10% - 13% to the $2.05 area.

With sales of $3.4 billion, Ecolab is a global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products for the hospitality, foodservice, institutional and industrial markets.

Ecolab shares are traded on the New York Stock Exchange and the Pacific Exchange under the symbol ECL.  Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

Ecolab will host a live webcast to review the first quarter earnings announcement today at 1:00 p.m. Eastern Daylight Time.  The webcast will be available to the public on Ecolab’s website at http://www.ecolab.com/investor.  A replay of the webcast will be available at that site through May 2, 2003.

Listening to the webcast requires Internet access, a soundcard and the Windows Media Player or other compatible streaming media player. If you do not have the Media Player client installed on your PC, you may download a free version of Media Player at http://www.microsoft.com/windows/windowsmedia/players.asp.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2003 second quarter and full year financial and business prospects.  These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  These risks and uncertainties include: the vitality of the foodservice, hospitality, and travel industries; restraints on pricing flexibility due to competitive factors and customer and vendor consolidations; changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials; the occurrence of capacity constraints or the loss of a key supplier; the effect of future acquisitions or divestitures or other corporate transactions; the company’s ability to achieve plans for past acquisitions; the costs and effects of complying with: (i) laws and regulations relating to the environment and to the manufacture, storage, distribution, efficacy and labeling of the company’s products and (ii) changes in tax, fiscal, governmental and other regulatory policies; economic factors such as the worldwide economy, interest rates and currency movements, including, in particular, the company’s exposure to foreign currency risk; the occurrence of (a) litigation or claims, (b) the loss or insolvency of a major customer or distributor, (c) war, (d) natural or manmade disasters (including material acts of terrorism or other hostilities which impact the company’s markets) and, (e) severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries; loss of, or changes in, executive management; the company’s ability to continue product introductions and technological innovations; and other uncertainties or risks reported from time-to-time in the company’s reports to the Securities and Exchange Commission.  In addition, the company notes that its stock price can be affected by fluctuations in quarterly earnings.  There can be no assurances that the company’s earnings levels will meet investors’ expectations. Ecolab undertakes no duty to update its Forward-Looking Statements.

IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FIRST QUARTER ENDED MARCH 31, 2003

(unaudited)

	First Quarter
(thousands, except per share)	2003	2002

Net Sales	$875,852	$786,109

Cost of Sales *	430,482	395,945
Selling, General and Administrative Expenses	344,033	304,945
Special Charges (Income)	(197)	12,296

Operating Income	101,534	72,923

Interest Expense, Net	10,703	10,512

Income from Continuing Operations before Income Taxes	90,831	62,411

Provision for Income Taxes	35,513	25,370

Income from Continuing Operations before Cumulative Effect of Change in Accounting	55,318	37,041

Change in Accounting for Goodwill and Other Intangible Assets	—	(4,002)

Gain from Discontinued Operations	—	1,882

Net Income	$55,318	$34,921

Diluted Income per Common Share
Income from Continuing Operations	$0.42	$0.28
Change in Accounting for Goodwill	—	(0.03)
Gain from Discontinued Operations	—	0.01
Net Income	$0.42	$0.27

Weighted-Average Common Shares Outstanding
Basic	130,224	128,406
Diluted	131,818	130,180

* Cost of sales includes special charges or (income) of ($45) and $5,184 for the first quarter ended March 31, 2003 and 2002, respectively.

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

OPERATING SEGMENT INFORMATION

FIRST QUARTER ENDED MARCH 31, 2003

(unaudited)

	First Quarter
(thousands)	2003	2002

Net Sales
United States
Cleaning & Sanitizing	$417,299	$392,349
Other Services	73,329	70,490
Total	490,628	462,839
International Cleaning & Sanitizing	360,558	340,933
Effect of Foreign Currency Translation	24,666	(17,663)
Consolidated	$875,852	$786,109

Operating Income
United States
Cleaning & Sanitizing	$69,906	$64,940
Other Services	3,647	5,262
Total	73,553	70,202
International Cleaning & Sanitizing	25,717	21,402
Corporate Expense*	242	(17,480)
Effect of Foreign Currency Translation	2,022	(1,201)
Consolidated	$101,534	$72,923

* Consistent with the company’s internal management reporting, corporate expense includes special charges or (income) of ($242) and $23,271 for the first quarter ended March 31, 2003 and 2002, respectively.

Corporate expense also includes a curtailment gain of $5,791 for the first quarter ended March 31, 2002.

IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

MARCH 31, 2003

	March 31	December 31	March 31
(thousands)	2003	2002	2002
	(unaudited)		(unaudited)

Assets
Current assets
Cash and cash equivalents	$56,554	$49,205	$30,232
Accounts receivable, net	594,433	553,154	539,350
Inventories	311,077	291,506	278,298
Deferred income taxes	75,276	71,147	54,687
Other current assets	62,296	50,925	44,682
Total current assets	1,099,636	1,015,937	947,249

Property, plant and equipment, net	694,729	680,265	636,058

Goodwill, net	734,671	695,700	598,327

Other intangible assets, net	204,438	188,670	167,155

Other assets, net	291,698	297,857	192,587

Total assets	$3,025,172	$2,878,429	$2,541,376

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$164,234	$160,099	$211,009
Accounts payable	207,303	205,665	194,698
Compensation and benefits	149,340	184,239	121,369
Income taxes	40,266	12,632	17,323
Other current liabilities	323,524	303,715	286,426
Total current liabilities	884,667	866,350	830,825

Long-term debt	569,296	539,743	505,916

Postretirement health care and pension benefits	213,133	207,596	182,572

Other liabilities	160,144	164,989	115,525

Shareholders’ equity	1,197,932	1,099,751	906,538

Total liabilities and shareholders’ equity	$3,025,172	$2,878,429	$2,541,376

IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

SUPPLEMENTAL 2002 DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

	Quarter Ended March 31 2002	Quarter Ended June 30 2002	Quarter Ended Sept. 30 2002	Quarter Ended Dec. 30 2002	Year Ended Dec. 31 2002

Pro forma income from ongoing operations	$0.37	$0.46	$0.56	$0.45	$1.84
Pro forma adjustments:
One-time gain from benefit plan changes	0.03				0.03
Special restructuring and merger integration charges	(0.11)	(0.07)	(0.01)	(0.06)	(0.25)
Adoption of SFAS No. 142 - transitional impairment charge	(0.03)				(0.03)
Discontinued operations	0.01				0.01
Net income, as reported	$0.27	$0.40	$0.55	$0.39	$1.60

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

The non-GAAP financial measures in the foregoing table are provided to assist in the reader’s understanding of the comparability of the company’s operations for 2003 and 2002.  The company believes that 2002 pro forma income from ongoing operations, a non-GAAP financial measure, is a useful basis to compare the company’s 2003 results against, because certain unusual items during 2002 impacted the company’s reported net income.  The following presentation reconciles as reported net income (U.S. GAAP amounts) to pro forma income from ongoing operations for the full year and quarters ended March 31, June 30, September 30 and December 31, 2002. The information was originally presented in the company’s 2002 quarterly earnings releases

The pro forma information should not be construed as an alternative to reported results under U.S. GAAP.